UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              (Amendment No.1)

                              BODISEN BIOTECH, INC.
                 (Name of small business issuer in its charter)

         Delaware                         5191                     98-0381367
(State or other jurisdiction   (Primary Standard Industrial   I.R.S.  Employer
    of incorporation)           Classification Code Number)  Identification No.)

North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100

                             Telephone 86-29-870749

          (Address and telephone number of principal executive offices)

North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100

(Address of principal place of business or intended principal place of business)

                        Copies of all communications to:

                            Stephen W. Johnson, Esq.
             Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, PA, 15219
                             Telephone 412-288-3131

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------- ------------------- ------------------------ ------------------------- ----------------------------
Title of each class    Amount of shares    Proposed maximum         Proposed maximum          Amount of registration fee
of securities to be    to be registered    offering price per       aggregate offering
registered                                 unit (1)                 price (1)
---------------------- ------------------- ------------------------ ------------------------- ----------------------------
Common Stock           908,750 (2)         $6.88                    $6,252,200                $735.88
---------------------- ------------------- ------------------------ ------------------------- ----------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the Registrant's common stock price as determined under the terms of the conversion of the debenture and warrants as set forth in the respective agreements.

(2) Pursuant to Rule 416 under the Securities Act of 1933, also includes an indeterminate number of additional shares of common stock issuable upon conversion of the convertible debenture and the exercise of warrants. The actual number of shares of common stock registered in this registration statement also includes such additional number of shares of common stock as may be issued by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction involving the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

            Prospectus Subject to Completion, dated __________, 2005

                              BODISEN BIOTECH, INC.

                         908,750 shares of common stock

     The 908,750 shares of common stock, $.0001 par value, are being offered by the Selling Stockholders listed on page 9 (the "Selling Stockholders"). The shares of our common stock covered by this prospectus include: (i) up to 681,250 shares of common stock issuable upon conversion of a convertible debenture, assuming such conversion occurs one day prior to March 16, 2006 and (ii) 227,500 shares of common stock issuable upon exercise of 227,500 warrants to purchase shares of our common stock, which were issued in a private placement on March 16, 2005.

     The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Stockholders" and "Plan of Distribution" in this prospectus. Bodisen will not receive any of the proceeds from the sale of the shares under this prospectus.

     Our common stock is traded in the over-the-counter market and quoted through the Over-The-Counter ("OTC") Bulletin Board under the symbol "BBOI.OB". We expect it to continue to trade in that market. The closing bid for shares of our common stock on April 11, 2005, was $5.96, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We cannot give any assurance that a stable trading market will develop for our common stock.

     The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See "Plan of Distribution."

  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PLEASE CAREFULLY REVIEW THE
               SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is ________, 2005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.


                                TABLE OF CONTENTS

                                     PART I
Prospectus Summary.......................................................................................2
         Background of the Company.......................................................................2
         The Offering by the Selling Stockholders........................................................3
         Risk Factors....................................................................................3
                  Risks Relating to Our Business.........................................................3
                  Risks Relating to the Agricultural Industry in the People's Republic
                    of China.............................................................................5
                  Risks Relating to the People's Republic of China.......................................5
                  Risks Relating to The Offering.........................................................7
USE OF PROCEEDS..........................................................................................8
CONVERSION AND DILUTION..................................................................................8
SELLING SECURITY HOLDERS.................................................................................9
PLAN OF DISTRIBUTION....................................................................................10
LEGAL PROCEEDINGS.......................................................................................11
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS and CONTROL
  PERSONS...............................................................................................11
         Directors and Officers.........................................................................12
         Committees of the Board of Directors...........................................................14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.........................................................14
DESCRIPTION OF SECURITIES...............................................................................15
                  Common Stock..........................................................................16
                  Preferred Stock.......................................................................16
ORGANIZATION............................................................................................16
         Merger Agreement...............................................................................16
DESCRIPTION OF THE BUSINESS.............................................................................17
         Industry Overview..............................................................................17
         Products.......................................................................................18
         Marketing......................................................................................18
         Sources and Availability of Raw Materials (Vendors)............................................19
         Customers......................................................................................19
         Intellectual Property..........................................................................20
         Research and Development.......................................................................20
         Governmental and Environmental Regulation......................................................21
         Competition....................................................................................21
         Employees......................................................................................22
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...............................................22
         Overview.......................................................................................22
         Significant Accounting Policies................................................................22
                  Use of Estimates......................................................................22
                  Accounts Receivable...................................................................22
                  Inventories...........................................................................22
                  Property & Equipment..................................................................23
                  Intangible Assets.....................................................................23
                  Revenue Recognition...................................................................23
                  Stock-based Compensation..............................................................23

                                       i

                  Income Taxes..........................................................................24
                  Foreign Currency Transactions and Comprehensive Income (Loss).........................24
                  Recent Accounting Pronouncements......................................................24
                  Result of Operations Comparison of 2004 with 2003.....................................25
                  Liquidity and Capital Resources.......................................................26
DESCRIPTION OF PROPERTY.................................................................................26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTER.................................................27
EXECUTIVE COMPENSATION..................................................................................28
         Executive Compensation.........................................................................28
         Director Compensation..........................................................................28
         Stock Incentive Plan...........................................................................28
FINANCIAL STATEMENTS...................................................................................F-1
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE...................................................................29

                                     PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................................................29
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.............................................................30
RECENT SALES OF UNREGISTERED SECURITIES.................................................................30
EXHIBITS................................................................................................31
UNDERTAKINGS............................................................................................32

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Included in this prospectus, exhibits and associated documents are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Forward-looking statements include those that use
forward-looking   terminology,   such  as  the  words  "anticipate,"  "believe,"
"estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

     All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

     Bodisen Biotech, Inc. is subject to the informational requirements of the Exchange Act of 1934 and, accordingly, files registration statements and other information with the SEC. You may obtain these documents electronically through the SEC's website at http://www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Branch at: U.S. Securities and Exchange Commission 450 5th Street, NW, Room 1300 Washington, D.C. 20549-0102
Telephone: (202) 942-8090 Fax: (202) 628-9001. Bodisen Biotech, Inc.'s filings with the SEC are also available from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus. You may also request a copy of our filings at no cost, by writing, telephoning or emailing us at: North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China 712100, Telephone 86-29-870749.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important information regarding Bodisen Biotech, Inc. and the securities being offered herein. Since this is a summary, it may not contain all of the information that is important to you. To understand our business and this offering fully, we urge you to read this entire prospectus our financial statements and related notes carefully.

         The Company

                              Bodisen Biotech, Inc.
                    North Part of Xinquia Road, Yang Ling AG
                     High-Tech Industries Demonstration Zone
                             Yang Ling, China 712100
                             Telephone: 86-29-870749

     Bodisen Biotech, Inc. ("Bodisen", the "Company," "we," "us," "our" and similar terms) is an agricultural company incorporated in Delaware with its principal place of business based in The People's Republic of China. Bodisen is a publicly listed company quoted under the symbol (OTC: BBOI.OB). Bodisen is primarily engaged in developing, manufacturing and selling organic fertilizers and pesticides in The People's Republic of China.

     Our Business

     Bodisen is incorporated under the laws of the State of Delaware. Bodisen's sole operating subsidiary, Yang Ling Bodisen Biology Science and Technology Development Company Limited ("Yang Ling"), was founded in the People's Republic of China on August 31, 2001 and is headquartered in the Shaanxi Province, People's Republic of China. Yang Ling is primarily engaged in the business of manufacturing and marketing organic fertilizers and pesticides to 20 agricultural provinces of China. We produce numerous proprietary product lines, from pesticides to crop specific fertilizer. These products are then marketed and sold to farmers throughout 20 provinces of China. We conduct research and development to further improve existing products and develop new formulas and products.

     Background of the Company

     Prior to March 1, 2004, Bodisen was known as Stratabid.com, Inc. ("Stratabid"). We were a startup stage Internet-based commercial mortgage origination business. We operated primarily through our wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd. ("Strataid.com Online") which provided services throughout Canada. On January 14, 2004, Stratabid created a wholly-owned corporation, Bodisen Holdings, Inc., a Delaware corporation ("BHI") to pursue a merger with Bodisen International, Inc., a Delaware corporation ("BII") and the parent of Yang Ling. On February 11, 2004, Stratabid entered into an Agreement and Plan of Merger with BHI, BII and the shareholders of BII, providing for the merger of BII into BHI, with BHI being the surviving entity. Under the terms of the merger agreement, Stratabid acquired 100 percent of BII's stock in exchange for the issuance by Stratabid of three million shares of its common stock to the holders of BII. The new shares constituted approximately 66 percent of the outstanding shares of Stratabid. The transactions provided for in the Agreement and Plan of Merger closed on February 24, 2004. On February 25, 2004, Stratabid sold Stratabid.com Online to Derrek Wasson, Stratabid's former Chief Executive Officer. On March 1, 2004, Stratabid changed its name from Stratabid.com, Inc. to Bodisen Biotech, Inc.

     The Offering by the Selling Stockholders

     We are offering up to 908,750 shares of our common stock under this prospectus by the Selling Stockholders. This number includes up to 681,250 shares of common stock issuable upon conversion of a convertible debenture and 227,500 shares of common stock issuable upon exercise of 227,500 warrants to purchase shares of our common stock, which were issued in a private placement on March 16, 2005. We will not receive any proceeds from the sale of the common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrant. See "Use of Proceeds" for a complete description.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in Bodisen. All of these risks may impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

     Our principal  executive  officers Wang Qiong and Chen Bo own approximately
48.02 percent of our outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect the voting and other rights of our other stockholders.

We may require additional financing in the future and a failure to obtain such required financing will inhibit our ability to grow

     The continued growth of our business may require additional funding from time to time. Funding would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

     If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which, may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon liquidation of the Company. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender's consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in the Company.

Our corporate structure may subject our stockholders to two levels of taxation on the payment of dividends or the disposition of our operating subsidiary, thereby substantially reducing the return on our stockholders' investment.

     If Yang Ling pays a dividend to parent company Bodisen for distribution to the stockholders as a dividend, or if Yang Ling, rather than parent company Bodisen, is ultimately sold, the dividend or the proceeds of that transaction would be subject to two levels of tax-one at the parent corporate level and one at the parent stockholder level. Because our operations are conducted through Yang Ling in China, any dividends payable by Bodisen parent company must come from Yang Ling and it is more likely that Yang Ling, rather than the parent company, will ultimately be sold. Thus, if Yang Ling pays a dividend to Bodisen parent company in the future or if Yang Ling is sold in the future, those proceeds may be subject to two levels of taxation: (i) parent company Bodisen will pay tax on the dividend or sale proceeds received from Yang Ling, and (ii) you will pay tax on the distribution of the dividend or the proceeds of the sale. These two levels of taxation will effectively reduce the financial return on your investment in Bodisen.

We do not anticipate paying dividends on our common stock.

     We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

We may not be able to adequately protect and maintain our intellectual property.

     Our success will depend on our ability to continue to develop and market fertilizer and pesticide products. We currently have not applied for patents for our products or formulas, as we believe an application for such patents would result in public knowledge of our proprietary technology and formulas.

We may not be able to obtain regulatory approvals for our products.

     The manufacture and sale of agricultural products in The People's Republic of China is regulated by the People's Republic of China and the Shaanxi Provincial Government. Although our licenses and regulatory filings are current, the uncertain legal environments in The People's Republic of China and our industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with Bodisen.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

     Our future success will depend in substantial part on the continual service of our senior management including Mrs. Wang Qiong, our Chairman and Chief Executive Officer, Chen Bo, our President and Wang Chunsheng, our Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

RISKS RELATING TO THE AGRICULTURAL INDUSTRY IN THE PEOPLE'S REPUBLIC OF CHINA

Our success depends upon the development of China's agricultural industry.

     China is currently the world's most populous country and one of the largest producers and consumers of agricultural products. Roughly half of China's labor force is engaged in agriculture, even though only about 10% of the land is suitable for cultivation. Although China hopes to further increase agricultural production, incomes for Chinese farmers are stagnating. Despite the Chinese government's continued emphasize on agricultural self-sufficiency, inadequate port facilities and a lack of warehousing and cold storage facilities impedes the domestic agricultural trade. Since we rely on the local farmer to purchase our products, which is generally purchased under a COD or on 9-12 months credit, their inability to sell their agriculture goods could impede the demand for our products and hinder their ability to timely pay their credit obligations.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

China's Economic Policies Could Affect our Business.

     Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

     While China's economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Capital outflow policies in The People's Republic of China may hamper our ability to remit income to the United States.

     The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

     The value of the Renminbi fluctuates and is subject to changes in The People's Republic of China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People's Bank of China, which are set based upon the interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to United States dollars has generally been stable. As of April 11, 2005, the exchange rate between the Renminbi and the United States dollar was 8.28650 Renminbi to every one United States dollar.

We may face obstacles from the communist system in The People's Republic of China.

     Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People's Republic of China.

     The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in The People's Republic of China.

     Because our Executive Officers and several of our Directors, including, the chairman of our Board of Directors are Chinese citizens it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against Bodisen and/or its officers and directors by a stockholder or group of stockholders in the U.S. Also, because the majority of our assets are located in The People's Republic of China it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

We may face political and/or judicial corruption in The People's Republic of China.

     Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through The People's Republic of China's poorly developed and often corrupt judicial systems.

The admission of China into the World Trade Organization could lead to increased foreign competition.

     Domestic competition in the compound fertilizer industry is largely fragmented and foreign competition is minimal. However, as a result of China becoming a member of the World Trade Organization (WTO), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO's requirement for a reduction of import tariffs as condition of membership, such reduced import restrictions and tariffs may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

RISKS RELATING TO THE OFFERING

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

     There is a limited public market for our common stock, which is traded on the OTC, and there can be no assurance that a trading market will develop further or be maintained in the future. As of April 11, 2005, the closing bid price of our common stock on the OTC was $5.96 per share. As of April 11, 2005, we had approximately 95 stockholders of record. The average trading range had a low price of $6.00 per share and a high price of $6.00 per share. We have applied for listing of our shares on the American Stock Exchange, but that listing application has not been, and there is no assurance that it ever will be, approved.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares to be offered by the Selling Stockholders. The proceeds from the sale of each Selling Stockholders' common stock will belong to that Selling Stockholder. However, we may receive the sale price of any common stock we sell to the Selling Stockholders upon exercise of outstanding warrants.

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

CONVERSION AND DILUTION

     On March 16, 2005, pursuant to a private placement under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, the Company received $3.0 million and issued (i) a one year 9% convertible debenture at an initial conversion price of $4.80 per share of common stock (subject to adjustment in the event of certain dilutive stocks issues) and (ii) a three year warrant to purchase 187,500 shares of common stock exercisable at an initial price of $4.80 per share (subject to adjustment in the event of certain dilutive stock issues). Additionally, a three year warrant to purchase 40,000 shares of common stock exercisable at $6.88 per share was issued, as a part of the brokers' commission. As of the date of this prospectus, in the aggregate, the holder of the convertible debenture and warrants has the right to own 5.37% of the Company's outstanding equity securities, after conversion of the convertible debenture and exercise of the warrants. Under the terms of the convertible debenture and warrant agreements their ownership is limited to 4.99%; however, they have the right to obtain up to 9.99% by giving notice to the Company, which shall not be effective until the 61st day after such notice is delivered to the Company. The issuance of shares upon conversion of the convertible debenture and exercise of warrants may result in dilution to the interests of other stockholders

     The sales of the shares of our common stock, on a fully converted basis will not result in any change to the net tangible book value per share before and after the distribution of shares by the Selling Stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the Selling Stockholders. Prospective investors in the shares held by the Selling Stockholders should be aware, however, that the price of shares being offered by the Selling Stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

     The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Stockholders. Unless otherwise described below, to our knowledge, neither the Selling Stockholders nor any affiliates have held any position or office with, been employed by or otherwise have had any material relationship with us or our affiliate during the three years prior to the date of this prospectus.

     The Selling Stockholders may offer all or some portion of the shares of the common stock. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders upon completion of sales pursuant to this prospectus. In addition, the Selling Stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

     As of April 11, 2005 there were 15,268,000 shares of our common stock outstanding. Unless otherwise indicated, the Selling Stockholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $10,000.

     The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and Regulation M, including the rules and regulations promulgated thereunder. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such persons. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.

--------------------------------------------------------------------------------------------------------------------
                                  OWNERSHIP OF COMMON STOCK BY SELLING STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Name of Selling Stockholder      Number of       Percentage of           Number of Shares       Percentage of
                                 Shares          Ownership Prior to      Offered Hereby         Ownership After the
                                                 the Offering                                   Offering (3)
--------------------------------------------------------------------------------------------------------------------
Amulet Limited                   868,750 (1)        4.99% (2)                868,750                   0
--------------------------------------------------------------------------------------------------------------------
Baxter Capital Advisors Inc.      32,000             .19%                     32,000                   0
--------------------------------------------------------------------------------------------------------------------
MidSouth Capital, Inc.             8,000             .05%                      8,000                   0
--------------------------------------------------------------------------------------------------------------------

(1) assumes the conversion of all of the convertible debenture and exercise of all of the warrants, provided however that the number of shares obtainable pursuant to the convertible debenture and the warrants are subject to adjustment in certain circumstances
(2) pursuant to the terms of the convertible debenture and warrants, the holder of such debenture and warrants shall not convert or exercise such debenture or warrants to the extent such conversion or exercise would cause the holder to beneficially own in excess of 4.99% of the Company's outstanding common stock immediately after giving effect to such conversion or exercise; however, they have the right to obtain up to 9.99% by giving notice to the Company, which shall not be effective until the 61st day after such notice is delivered to the Company. In the event the holder provides such notice, then effective on the 61st day of such notice, the holder may convert all of the debenture and exercise all of the warrants thereby obtaining 5.37% of beneficial interest in the Company.
(3) assumes the sale of all shares offered herein

     Each of Amaranth Securities L.L.C. and Amaranth Global Securities Inc. is each a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). Each such broker-dealer may be deemed to be an affiliate of the Selling Stockholder. Neither of such broker-dealers, however, is authorized by the NASD to engage in securities offerings either as an underwriter or as a selling group participant and neither of such broker-dealers actually engages in any such activity.

PLAN OF DISTRIBUTION

     The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

   (i)    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits investors;

   (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   (iii)  purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

   (iv)   an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

   (v)    privately negotiated transactions;

   (vi)   short sales;

   (vii) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

   (viii) a combination of any such methods of sale; and

   (ix)   any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

     The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts  under the Securities  Act.  Discounts,  concessions,  commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder's business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

     The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

     From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS and CONTROL PERSONS

     Directors and Officers

     Wang Qiong

     Mrs. Wang Qiong, Age 40, has served as the Chairman of the Board of Directors since founding Bodisen in September 2001. Mrs. Wang Qiong has over 10 years experience in the fertilizer and chemical industry. From 1997 to May 2001, she was the Chief Executive Officer and President of Shaanxi Bodisen Chemical Co., Ltd., which became Bodisen International, Inc. From May 1996 to December 1997, she was the President of Yang Ling Kang Yuan Chemical Company, a company dedicated to the research and development of agricultural products. Mrs. Wang Qiong graduated from North-West Agronomy College, with a Bachelor of Science degree in 1986.

     Chen Bo

     Mr. Chen, Age 47, the President of Bodisen, is one of its original founders and stockholders. From August 1997 to August 2001, Mr. Chen Bo was Chief Operations Officer and Chief Technology Officer of Shaanxi Bodisen Chemical Co., Ltd. From July 1994 to December 1997, he was the Chief Executive Officer and President of Yang Ling Shikanglu Chemurgical Technology Development Co., Ltd. Mr. Chen received his Bachelor of Science degree from Shaanxi Normal College in July 1984.

     Patrick McManus

     Mr. Patrick McManus, Age 49. CPA, J.D. Mr. McManus joined Bodisen's Board of Directors on May 1, 2004 as an independent board member. Mr. McManus brings over 25 years of experience in business, finance and law to Bodisen. He was elected Mayor of the City of Lynn, Massachusetts in 1992 and served in this position until his retirement to the private practice of law and accounting in 2002. While serving the City of Lynn as its Mayor, he was elected a member and trustee of the Executive Committee of the U.S. Conference of Mayors (USCM) with responsibility for developing policy for the USCM. He also served as the Chairman of the USCM Science and Technology Subcommittee, the Urban Water
Council, and the USCM Audit Committee. Mayor McManus started his career in business with the General Electric Company in 1979, and was a Professor of Business and Finance at Salem State College in Massachusetts. Mayor McManus is an expert on China. He was instrumental in establishing a close alliance as well as coordinating a regular exchange of visits by members of the U.S. Conference of Mayors and the China Association of Mayors. Mr. McManus has been a Certified Public Accountant since 1985. Mr. McManus received his Juris Doctorate from Boston College Law School and an M.B.A from Suffolk University

     David Gatton

     Mr. David Gatton, Age 51. Mr. Gatton joined Bodisen's Board of Directors on May 1, 2004 as an independent board member. Mr. Gatton currently serves as President and Chairman of the Board of Development Initiatives, Inc., a government relations and business development firm in Washington, D.C. He also currently serves as Director of the U.S. Conference of Mayors Council on

Investment in the New American City, a consortium of mayors, financial institutions, businesses, and non-profit organizations, to promote capital flow, business and infrastructure investment in America. Mr. Gatton has also served as Senior Environmental Advisor and as Managing Director of the U.S. Conference of Mayors' environmental programs, which include the Urban Water Council, the Joint Center for Sustainable Communities, and the Municipal Waste Management Association (MWMA). Mr. Gatton has advised the U.S. Conference of Mayors on the reauthorization of the Clean Water Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, Superfund reform, and implementation of the Clean Air Act. Some of Mr. Gatton's other accomplishments include: development of U.S.-Sino Memorandum of Cooperation between U.S. and China conference of Mayors, development of U.S. Conference of Mayors' Brownfield Redevelopment Program, Joint Center for Sustainable Communities, Recycling at Work Campaign, and Urban Water Council. Mr. Gatton holds a Master's degree from Harvard University.

     Weirui Wan

     Mr. Weirui Wan, Age 64. Mr. Wan joined Bodisen's Board of Directors on May 1, 2004 as an independent board member. Mr. Wan has over 40 years of experience in management and leadership positions in the agricultural sector in China. He started his career in 1967 as an agricultural scientist at the Chinese Academy of Water and Soil Preservation, China's leading government agency on soil and agricultural studies. In 1984, Mr. Wan was appointed the position of Deputy Director of the Chinese Academy of Water and Soil Preservation. In 1997, Mr. Wan moved to the city of Yang Ling and was appointed Deputy Governor of the Yang Ling Agricultural High-Tech Industries Demonstration Zone and was in charge of building the zone into the agricultural hub of China. Mr. Wan retired in 2001 and is currently on the Advisory Board of Yang Ling Agricultural High-Tech Industries Demonstration Zone. Mr. Wan graduated from Beijing University of Agriculture in 1967 with a Bachelor's degree in Agriculture.

     Wang Chunsheng

     Mr. Wang Chunsheng, Age 42, joined Bodisen in September 2001 as Chief Operations Officer. From September 1999 to August 2001, Mr. Wang Chunsheng was Vice General Manager of the Shaanxi Bodisen Chemical Co. Ltd. responsible for sales and marketing. From January 1997 to July 1999, he held a position as Senior Sales Manager with the Ling Kangyuan Agriculture Chemical Company. Mr. Wang Chunsheng holds agronomist certification.

     Shuiwang Wei

     Mr. Wei, Age 44, is a Certified Public Accountant in China. He joined Bodisen as its financial controller in January 2004 until his promotion to the position of Chief Financial Officer in April 2004. He started his career in the accounting department of Xi'An Machinery Company in 1982 as an accountant. He was promoted to the head of accounting in 1995. He joined Xi'An He Feng Fertilizer Company in 1996 as the head of accounting department. Mr. Wei has a Bachelor's degree in Accounting.

     Committees of the Board of Directors

     Our Board of Directors currently has three committees. The committees and the committee member are listed below:

     1.   Audit Committee: Patrick McManus and David Gatton
     2.   Nominating Committee: Wan Weirui
     3.   Compensation Committee: Patrick McManus and David Gatton

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, by:

     (i) each person known to beneficially own more than five percent of the Common Stock;
     (ii) each officer and director of the Company; and
     (iii) all directors and executive officers as a group.

     The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

     The amount of beneficial ownership indicated below, does not include the holder of the convertible debenture and warrants, as such holder is prohibited from converting or exercising such debenture or warrants to the extent such conversion or exercise would cause the holder to beneficially own in excess of 4.99% of the Company's outstanding common stock immediately after giving effect to such conversion or exercise; however, they have the right to obtain up to 9.99% by giving notice to the Company, which shall not be effective until the 61st day after such notice is delivered to the Company.

---------------------------------------------------------------------------------------------------------

 Title of Class           Name and Address                         Amount of                Percent of
                          of Beneficial Owner                      Beneficial               Class
                                                                   Ownership                (1)
---------------------------------------------------------------------------------------------------------
 Common Stock             Wang Qiong                                  3,748,780                24.55%
                          Bodisen Biotech, Inc.,
                          North Part of Xinquia Road,
                          Yang Ling Agricultural High-Tech
                          Industries Demonstration Zone,
                          Yang Ling, China 712100.
---------------------------------------------------------------------------------------------------------
Common Stock              Chen Bo                                     3,584,096                23.47%
                          Bodisen Biotech, Inc.,
                          North Part of Xinquia Road,
                          Yang Ling Agricultural High-Tech
                          Industries Demonstration Zone,
                          Yang Ling, China 712100.
---------------------------------------------------------------------------------------------------------
Common Stock              Patrick McManus                                39,375 (2)                0%
                          Bodisen Biotech, Inc.,
                          North Part of Xinquia Road,
                          Yang Ling Agricultural High-Tech
                          Industries Demonstration Zone,
                          Yang Ling, China 712100.
---------------------------------------------------------------------------------------------------------
Common Stock              David Gatton                                   39,375 (2)                0%
                          Bodisen Biotech, Inc.,
                          North Part of Xinquia Road,
                          Yang Ling Agricultural High-Tech
                          Industries Demonstration Zone,
                          Yang Ling, China 712100.
---------------------------------------------------------------------------------------------------------
Common Stock              Weirui Wan                                          0                    0%
                          Bodisen Biotech, Inc.,
                          North Part of Xinquia Road,
                          Yang Ling Agricultural High-Tech
                          Industries Demonstration Zone,
                          Yang Ling, China 712100.
---------------------------------------------------------------------------------------------------------
Common Stock              Shares of all directors and                 7,411,626                48.54%
                          executive officers as a
                          group (5 persons)
---------------------------------------------------------------------------------------------------------

(1) Based on  15,268,000  shares  of common  stock  currently  outstanding.
(2) Reflects stock options vested but unexercised.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of April 11, 2005, there were 15,268,000 shares of common stock outstanding and no preferred stock outstanding.

     Common Stock

     Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

     Preferred Stock

     Our Certificate of Incorporation and the laws of the State of Delaware provide that our board of directors has the authority to divide the preferred stock into series and to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. The relative rights and privileges of holders of common stock may be adversely affected by the rights of holders of any series of preferred stock which Bodisen may issue and designate in the future.

ORGANIZATION

     Merger Agreement

     On February 11, 2004, Stratabid entered into an Agreement and Plan of Merger (the "Agreement") with Bodisen Holdings Inc., a Delaware corporation ("BHI"), an acquisition subsidiary wholly-owned by Stratabid, Bodisen International, Inc., a Delaware corporation ("BII") and the stockholders of BII. BII has one 100% wholly-owned subsidiary in Shaanxi, China, Yang Ling Bodisen Biology Science and Technology Development Company Limited ("BBST"). Under the terms of the agreement, BHI acquired 100 percent of BII's stock in exchange for the issuance by Stratabid of three million shares of its common stock to the holders of BII. The new shares constitute approximately 79 percent of the outstanding shares of Stratabid, which changed its name to Bodisen Biotech, Inc. (the "Company"). The Agreement closed on February 24, 2004.

     BII's Chairman of the Board was appointed the Company's Chief Executive Officer.

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     At the  Effective  Time,  by virtue of the Merger and without any action on the part of the BHI, BII or the BII Stockholders, the shares of capital stock of each of BII and BHI were converted as follows:

     (a) Capital Stock of the BHI. Each issued and outstanding share of the BHI's capital stock continued to be issued and outstanding and was converted into one share of validly issued, fully paid, and non-assessable common stock of the surviving company, BHI. Each stock certificate of BHI evidencing ownership of any such shares continued to evidence ownership of such shares of capital stock of BHI.

     (b) Conversion of BII Shares. Each BII Share that was issued and outstanding at the Effective Time was automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in the Agreement an amount of Acquisition Shares (as defined in the Agreement) equal to the number of Acquisition Shares divided by the number of BII Shares outstanding immediately prior to Closing. All such BII Shares, so converted, were no longer outstanding and were automatically cancelled and retired and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefore upon the surrender of such certificate in accordance with the Agreement.

DESCRIPTION OF THE BUSINESS

     Bodisen Biotech, Inc. ("Bodisen") is incorporated under the laws of the State of Delaware. Bodisen's sole operating subsidiary, Yang Ling Bodisen Biology Science and Technology Development Company Limited ("Yang Ling"), was founded in the People's Republic of China on August 31, 2001 and is headquartered in the Shaanxi Province, People's Republic of China. Yang Ling is primarily engaged in the business of manufacturing and marketing organic fertilizers and pesticides to 20 agricultural provinces of China. We produce numerous proprietary product lines, from pesticides to crop specific fertilizer. These products are then marketed and sold to farmers throughout 20 provinces of China. We conduct research and development to further improve existing products and develop new formulas and products.

     Industry Overview

     The organic fertilizer business in China is still in its infancy. Compared with traditional chemical fertilizer, organic fertilizer is composed of natural nutritional elements that enhance soil quality to increase crop yields, without the chemical side effect of harming soil fertility. In relation to traditional compound chemical fertilizer, organic compound fertilizer accelerates reproduction of soil microbes to improve soil quality through the decomposition of organic material. This microbe enhanced soil improves the soil's retention of nitrogen. Moreover, this application can activate dormant soil by increasing soil nitrites and moisture content that otherwise is not enhanced by traditional chemical fertilizers. This process controls the release of nutritional elements that enhances the quality, quantity and health of crops. As a result of years of intensive farming, China's soil quality is low compared to international standards; therefore, it has been widely recognized that organic fertilizer can

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be more  effective  than  traditional  chemical  fertilizer in  stabilizing  and enhancing soil quality. Based on these facts, and the fact that organic fertilizer can be widely utilized, the market for organic fertilizer is rapidly growing and the use of organic fertilizer has become popular throughout China.

     Products

     We maintain over 60 packaged products, which are broken down into 3 product line categories:

     Organic Compound Fertilizer

     Tests conducted by us with local area farmers in Shaanxi have been found to increase yields within one planting season in a variety of crops including, wheat, maize, tobacco and various vegetable and fruit crops. (See the "Marketing" description below.) Plants tend to easily absorb organic fertilizer without the side effects found in synthetic chemical fertilizer products. In addition, the organic process strengthens photosynthesis, which improves the overall health of a plant in resisting drought and disease. The International Organization for Standardization or ISO has qualified our organic compound fertilizer products.

     Liquid Fertilizer

     We have developed a series of liquid fertilizers that can be applied to grapes, pears, cucumbers, potatoes, watermelon, apples, oranges, asparagus, garlic and strawberries. By applying liquid fertilizer during the early stages of a plant's development, plants absorb the key elements and nutrients of the fertilizer, which strengthen photosynthesis, improving the overall health of the plant and making it more resistant to disease. In addition, liquid fertilizer heightens the color and luster of fruits and vegetables and the overall quality of the end product.

     Pesticides and Insecticides

     Our pesticide and insecticide products can be applied to fruit trees and vegetable crops and help eliminate harmful pests that reduce overall crop yields. A sample of the pests that bring harm to crops in China include: the peach fruit fly, white aphid, red aphid, red mite, cotton bollworm, maize mite, cabbage butterfly, leaf acaroids, pear mite, grain worm, wheat moth, and the millet fly.

     All of our products are mass-produced and distributed to the wholesalers and distribution centers in the 20 provinces in which we do business. The organic compound fertilizer and liquid fertilizer are used mainly in the first half of each year. The busy periods of the farmers from south China and north China are different, so the seasonal sales of the organic compound fertilizer and liquid fertilizer vary. With regards to pesticide, the busy period for this product is from April to August of each year. Our wholesalers sell the products to the farmers directly.

     Marketing

     All three of our product lines are sold directly to the farming community in rural areas or wholesalers through our distribution network. The distribution network consists of 12 branches with each branch consisting of five sales teams, with each team being responsible for an assigned territory.

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     Since our inception, the "Bodisen" brand has been aggressively marketed and promoted, through trade fairs, conventions and the print media. We also promote our product lines through television and radio advertising in China. Since the end-user for our products is the local farmer, we utilize educational seminars to promote products directly to farmers. These educational seminars are conducted locally in China and explain the advantages of organic fertilizers and how they may be used to enhance crop yields. We market directly to farmers, which allows us to collect feedback to help in preparing and designing products based on the needs of the farmers. Included in this process is the distribution of free samples that attract attention and increase brand awareness.

     The free samples are made available to allow farmers the opportunity to test the product and compare it to other fertilizer products. After the farmers participate in this test, we announce and promote the results to surrounding towns in the test zone. The cost of this is not material and is often offset by new sales in that test zone. The objective of this test is to compare our products with the similar products of competitors.

     The primary task for sales and marketing is to strengthen the home market in the Shaanxi province and expand the market outside the Shaanxi province into new districts where our products are not well established. We will try to accomplish this through traditional means, which utilize market strategies of price control and the franchising of distribution to wholesalers.

     We intend to increase marketing in regions where our products are not well known. In addition, we will promote our products through national newspapers in China explaining the advantages of the high-tech nature of its environmental or "green" product lines. In order to enter the untapped markets of western China, we will explore selling exclusive franchise opportunities to new wholesale agents.

     Sources and Availability of Raw Materials (Vendors)

     There are numerous suppliers and vendors of raw materials in the Shaanxi Province of China from which we can choose in satisfying our production requirements. In 2003, there were 68 vendors. Out of the 68 vendors, we relied upon three vendors to provide 51% of the raw materials. In 2004 the number of suppliers decreased to 56 vendors. Of the current 56 vendors we used four vendors to provide 70% of our raw material needs. We have no contracts with these trade vendors and conduct business on an order-by-order basis, a practice that is typical throughout the industry in China. We believe that as result of our relationships within the agricultural vendor community and the availability of other vendors to supply raw materials, the loss of any one of the four vendors would not have a material adverse effect on our operations.

     Customers

     All orders for our products are informal and are indications of interest which can be canceled by the customers at anytime and for any reason. In China, orders of indication are the norm, and are based on the goodwill of a company's relationships with its customers. All orders that we sign with customers are informal indications of interest and there are no written or verbal sales contracts with its customers. Signed orders on file with us will be filled on a first come-first served basis, as the product is manufactured and distributed.

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
     Intellectual Property

     We own a trademark on the "BODISEN" name, which is used on all our products. BODISEN is also a recognized trade name in the provinces in China in which we conduct business.

     We hold no patents and have not applied for patents on our proprietary technology or formulas because we believe application for such patents in China would result in public knowledge of our proprietary technology and formulas, which would be detrimental to our future well-being. Only certain key executives of ours have knowledge of such proprietary technology and formulas.

     Research and Development

     Our research and development team consists of four professionals, which perform administrative and ministerial functions. Much of our research work is done in close cooperation with universities and research labs in the Yang Ling and Xian metropolitan areas and the cost of such research work is incurred by such universities and research labs and not by us.

     In 2005, we plan to spend $130,000 on research and development, a majority of which is dedicated to current experiments to develop new products.

     The following projects are ongoing from 2004 and are currently scheduled for completion in 2006:

     Project Ion

     Project Ion is the study of metal ions, copper, zinc and manganese in combination with silver positive ions to control and remove crop disease brought about by fungus. We are trying to determine if the combination of these metal ions will prohibit the release of an intrusive enzyme from fungus that kills crops in China.

     Project Fly

     Project Fly is the development of a protein abstract from a common fly to develop bacteria-based pesticides, which may have a better effect on a plant's resistance to insects. This project seeks to isolate a series of anti-bacteria peptides from the proteins of a common fly. This kind of anti-bacteria peptide could effectively control many pathogens which may prove better than pesticides currently available.

     Project Amino Acid

     Project Amino Acid is a program that was developed to build a new compound fertilizer product, based on a proactive amino acid enzyme.

     Project Build Project Build utilizes a technique for the manufacturing of organic compound fertilizer, which could enhance the quality of organic fertilizer products.

     Governmental and Environmental Regulation

     Through the laws and regulation of the People's Republic of China and Shaanxi Provincial government, our products and services are subject to material regulation by governmental agencies responsible for the Agricultural Industry and through the government district where we are headquartered. Business and company registrations, along with our products, are certified on a regular basis and must be in compliance with the laws and regulations of the state governments and industry agencies, which are controlled and monitored through the issuance of licenses. To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies. As of March 18, 2005, all license fees and filings are current. These licenses include:

     Production of Organic Compound Fertilizer License

          Authorized by the Shaanxi Soil and Fertilizer Institution. After June 2004, this production license was transferred to a Production License authorized by Ministry of Agriculture, People's Republic of China.

     Certificate for Pesticide Registration

          Pesticide registration is required for the production of liquid fertilizer and issued by Ministry of Agriculture, People's Republic of China.

     Production Standard

          We are registered with Bureau of Quality Controls and Technology, Shaanxi Provincial Government, Xi'an.

     There is no prohibitive cost in obtaining and maintaining these licenses, and it is illegal to do business without these licenses. Since it is an accepted business practice to operate within the regulations of the issued license, the issuance of the license is considered a cost of doing business and fees associated with this are minimal. If we were to lose any of these licenses, we would only have a limited time to reapply for such licenses and would face possible regulatory fines. We are not subject to any environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

     Competition

     The compound fertilizer industry is largely fragmented with most competitors operating small regional factories, serving local requirements. Most companies in this industry in China do not promote their products through brand name recognition.

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
     We have not yet identified any competition in the Shaanxi province that operates in all three segments (compound, liquid and pesticide) of the organic fertilizer business. Our nearest competitor is Tian Bang Shaanxi. We believe that the only international company operating in China which is a competitor to us is DuPont. We compete and sell our products in twenty provinces throughout China.

     Employees

     As of December 31, 2004, we employed a total of 487 employees on a full-time basis, 22 of which are clerical, 391 of which are in operations, 10 in accounting, 30 of which are sales and marketing, 30 of which are administrative and 4 of which are research and development. As of December 31, 2004, the company had no part-time employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Overview

     We are incorporated under the laws of the state of Delaware and are headquartered in the Shaanxi Province, People's Republic of China. We engage in the business of manufacturing and marketing a brand of organic fertilizer in China. We produce numerous proprietary product lines, from pesticides to crop specific fertilizer. These products are then marketed and sold to farmers throughout the 20 provinces of China. We conduct research and development to further improve existing products and develop new formulas and products.

     Significant Accounting Policies

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounts Receivable

     We maintain reserves for potential credit losses on accounts receivable. We review the composition of accounts receivable and analyze historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

     Inventories

     Inventories are valued at the lower of cost (determined on a weighted average basis) or market. We compare the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.

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
     Property & Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles.

     Intangible Assets

     Intangible assets consist of rights to use land and proprietary technology rights to fertilizers. We evaluate intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

     Revenue Recognition

     Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by us exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

     Stock-based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had we adopted the new fair value method. We use the intrinsic value method prescribed by APB 25 and have opted for the disclosure provisions of SFAS No. 123.

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
     Income Taxes We utilize SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for us have been approved by the local tax bureau and the Management Regulation of Yang Ling Agricultural High-Tech Industries Demonstration Zone. We are exempted from income tax in our first two years of operations.

     Foreign Currency Transactions and Comprehensive Income (Loss)

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Our transactions occur in Chinese Renminbi. The unit of Renminbi is in Yuan.

     Recent Accounting Pronouncements

     In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

     The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

     In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2005. The Company is in process of evaluating the impact of this pronouncements on its consolidated financial position, results of operations or cash flows.

     In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

     In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

     Results of Operations Comparison of 2004 with 2003

     Twelve Months Ended December 31, 2004 Compared To Twelve Months Ended December 31, 2003

     Revenue. The Company generated revenues of $16,225,896 for the twelve months ended December 31, 2004, an increase of $6,442,112 or 65.84%, compared to $9,783,784 for the twelve months ended December 31, 2003. The growth in revenue was primarily attributable to the increase in customer base through the implementation of the strategy to franchise wholesale distribution to provinces outside of Shaanxi and the building of the Bodisen brand name.

     Gross profit. The Company achieved a gross profit of $6,571,931 for the twelve months ended December 31, 2004, an increase of $3,494,229 or 113.5%, compared to $3,077,702 for the twelve months ended December 31, 2003. Gross margin, as a percentage of revenues, increased from 31.46% for the twelve months ended December 31, 2003, to 40.5% for the twelve months ended December 31, 2004. The increase in gross margin was attributable to the average 10% price increase for the compound fertilizer line of products which constitute 60% of total sales.

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
     Operating expenses. The Company incurred operating expenses of $1,523,350 an increase of $319,143 or 27%, compared to $1,204,207 for the twelve months ended December 31, 2003. These operating expenses are related to increased sales and marketing costs related to the 65.84% increase in sales for 2004, as well as the hiring of 138 additional employees by the Company.

     Net Income. Net income increased by 155% to $5,027,403, an increase of $3,057,042, from $1,970,361. Earnings per share (EPS) rose to $0.33 in 2004 from $0.13 in 2003. The increase was attributable to the substantial growth in demand for the Company's products throughout China, increased sales of products with a higher profit margin and the relatively low operating expenses resultant from doing business in China.

     Liquidity and Capital Resources

     As of December 31, 2004 Bodisen Biotech, Inc. had $2,121,811 cash and cash equivalents on hand, compared to $2,974,773 cash and cash equivalents on hand as of December 31, 2003.

     For December 31, 2004 accounts payable was $112,344 and short term loans was $980,100. Cash outflows for investing activities increased from $1,608,837 to $2,778,136 as a result of additions made to work in progress and acquisitions of property and equipment. The Company's accounts receivable for the year ended December 31, 2004, were $4,988,984. Based on past performance and current expectations, we believe our cash and cash equivalents, cash generated from operations, as well as future possible cash investments, will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations. On March 16, 2005, we completed a $3.0 million financing. The proceeds of the financing are intended for acquisition of other businesses, purchase of raw materials and working capital.

     The majority of Bodisen Biotech, Inc. revenues and majority of the expenses in 2004 were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the U.S. dollar will remain stable. A devaluation of the RMB relative to the U.S. dollar could adversely affect our business, financial condition and results of operations. We do not engage in currency hedging. Inflation has not had a material impact on our business.

DESCRIPTION OF PROPERTY

     Our principal executive offices are located at North Part of Xinquia Road, Yang Ling Agricultural High-Tech Industries Demonstration Zone Yang Ling, Shaanxi province, People's Republic of China, 712100 and our telephone number is 86-29-87074957. We own two factories, which include three production lines, an office building, one warehouse, and two research labs which are located on 10,900 square meters of land. The rent of the office building is $121 a month from May 20, 2004 through May 20, 2005. We also lease a warehouse in Yang Ling near the site of our factories. This warehouse is 300 square meters in area. The rent of the warehouse is $194 a month from January 2005 through May 2005. We completed a new 609,840 square foot manufacturing facility on March 15, 2005 and we believe that our owned and leased property is sufficient for our current and immediately foreseeable operating needs.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock trades on the NASD Over-The-Counter Bulletin Board under the symbol "BBOI.OB". The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

         Period                                Low($)                High($)
         ------                                ------                -------

         2004
         Fourth Quarter                        5.60                  7.31

         2004
         Third Quarter                         6.10                  8.60

         2004
         Second Quarter                        4.40                  7.62

         2004
         First Quarter (1)                      .25                 13.90

        (1) We effected a 4:1 forward split on March 3, 2004.

     As of April 11, 2005, management believes there to be approximately 95 holders of record of our common stock.

     Bodisen is a legal entity separate and distinct from its operating subsidiary, Yang Ling, which is an indirect wholly-owed subsidiary of Bodisen. Bodisen's revenues (on a parent company only basis) would be derived entirely from dividends paid to Bodisen by Yang Ling. The Chinese government exerts significant influence over the economy of the People's Republic of China, and there may be regulatory restrictions on Yang Ling's ability to make distributions of cash to Bodisen. Further, the right of Bodisen, and consequently the right of creditors and stockholders of Bodisen, to participate in any distribution of the assets or earnings of Yang Ling through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of Yang Ling, except to the extent that claims of Bodisen in its capacity as a creditor may be recognized. We have not paid any dividends on our common stock, nor do we currently intend to pay dividends in the future.

EXECUTIVE COMPENSATION

     Executive Compensation

     The following table contains information concerning the compensation of the Bodisen's chief executive officer and each of the other four most highly compensated executive officers in excess of $100,000 in 2004.

------------------- ---------- ---------- --------- ---------- -------------- -------------- --------------- --------- ------------
                                                               Other          Restricted     Securities      LTIP      All   Other
Name and                                            Annual     Restricted     Stock Awards   underlying      payouts   Compensation
Principal Position  Year       Salary     Bonus     CompensatioStock  Awards                 options         ($)       ($)
                               ($)        ($)       ($)        ($)
------------------- ---------- ---------- --------- ---------- -------------- -------------- --------------- --------- ------------
Wang Qiong, CEO     2004         23,220   0           23,220   N/A            N/A            N/A             N/A       N/A
                    2003          4,400   0            4,400   N/A            N/A            N/A             N/A       N/A
                    2002        $11,600   0          $11,600   N/A            N/A            N/A             N/A       N/A
------------------- ---------- ---------- --------- ---------- -------------- -------------- --------------- --------- ------------
Derek Wasson, CEO   2004       N/A        N/A       N/A        N/A            N/A            N/A             N/A       N/A
                    2003       N/A        N/A       N/A        N/A            N/A            N/A             N/A       32,694 (1)
                    2002       N/A        N/A       N/A        N/A            N/A            N/A             N/A       19,047 (1)
------------------- ---------- ---------- --------- ---------- -------------- -------------- --------------- --------- ------------

(1) Represents consulting fees paid.

     Directors' Compensation

     During the fiscal year 2004, Messrs. Gatton and McManus each received $4,500 as a cash fee for 3 months service as Directors, (May, June, July). On December 28, 2004 they received 5,000 stock options each for five months service as Directors, (August through December), which vested on December 31, 2004. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the Company's Stock Option Plan, the Company granted 110,000 stock options to David Gatton and Patrick McManus in 2004, each a director of the Company. Messrs. Gatton and McManus were each granted 50,000 stock options on June 4, 2004. 25,000 vested immediately and the remaining 25,000 vest over 8 equal quarterly installments, and the first such installment vested at the end of the second quarter 2004. The option exercise price was $5.00 for the first 100,000 stock options, which was the same as the market price of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options, which was the same as the market price of the shares at the time of granting of the options.

     Stock Incentive Plan

     The Company's long term incentives are in the form of stock options to directors, executives, employees and consultants under the 2004 stock Option Plan (the "Plan"). The objective of these awards is to advance the longer term interests of the Company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental stockholder value and attainment of long-term earnings goals. Stock option awards under the Plan produce value to participants only if the price of the Company's stock appreciates, thereby directly linking the interests of the participants with those of the stockholders. No stock options were granted to executive officers in 2004.

FINANCIAL STATEMENTS

Bodisen Biotech, Inc.

                              Financial Statements

                           December 31, 2004 and 2003


                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm....................F-2

Consolidated Balance Sheet.................................................F-3

Consolidated Statements of Income..........................................F-4

Consolidated Statement of Stockholders' Equity.............................F-5

Consolidated Statements of Cash Flows......................................F-6

Notes to Consolidated Financial Statements.................................F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Bodisen Biotech, Inc.

We have audited the accompanying consolidated balance sheet of Bodisen Biotech, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bodisen Biotech, Inc. and subsidiaries as of December 31, 2004, and the results of its consolidated operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.


/S/ KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Huntington Beach, California
March 1, 2005

BODISEN BIOTECH, INC.
(Formerly Stratabid.com, Inc.)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004

ASSETS
------
CURRENT ASSETS:
         Cash & cash equivalents                                                            $             2,121,811
         Accounts receivable, net                                                                         4,988,984
         Advances to Suppliers                                                                              755,210
         Inventory                                                                                          767,344
         Loan receivable                                                                                    968,000
                                                                                            --------------------------
                           Total current asset                                                            9,601,349

PROPERTY AND EQUIPMENT, net                                                                               1,353,598

CAPITAL WORK IN PROGRESS                                                                                  1,596,405

INTANGIBLE ASSETS, net                                                                                    2,199,639

OTHER ASSETS                                                                                                 48,736
                                                                                            --------------------------
TOTAL ASSETS                                                                                $            14,799,727
                                                                                            ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
         Accounts payable                                                                   $               112,344
         Accrued expenses                                                                                   264,502
         Short term loans                                                                                   980,100
                                                                                            --------------------------
                           Total current liabilities                                                      1,356,946

STOCKHOLDERS' EQUITY
         Preferred stock, $0.0001 per share; authorized 5,000,000 shares;
               none issued                                                                                        -
         Common  stock,  $0.0001  per  share;  authorized  30,000,000  shares;
              issued and outstanding 15,268,000 shares                                                        1,527
         Additional paid in capital                                                                       5,991,823
         Accumulated other comprehensive gain                                                                68,855
         Statutory reserve                                                                                1,017,905
         Retained earnings                                                                                6,362,671
                                                                                            --------------------------
                           Total stockholders' equity                                                    13,442,781
                                                                                            --------------------------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                                                   $            14,799,727
                                                                                            ==========================

The accompanying notes are an integral part of these condensed consolidated financial statements.

BODISEN BIOTECH, INC.
(Formerly Stratabid.com, Inc.)
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                     2004                  2003
                                                                            --------------------- --------------------
Net revenue                                                                 $      16,225,896            9,783,784

Cost of revenue                                                                     9,653,965            6,706,082
                                                                            --------------------- --------------------
Gross profit                                                                        6,571,931            3,077,702

Operating expenses
         Selling expenses                                                             615,549              573,807
         General and administrative expenses                                          907,801              630,401
                                                                            --------------------- --------------------
              Total operating expenses                                              1,523,350            1,204,207
                                                                            --------------------- --------------------
Income from operations                                                              5,048,581            1,873,495

Non-operating Income (expense):
         Other income (expense)                                                         7,623                    -
         Interest income                                                               45,338              138,225
         Interest expense                                                             (74,139)             (41,359)
                                                                            --------------------- --------------------
              Total non-operating income (expense)                                    (21,178)              96,866
                                                                            --------------------- --------------------

Net Income                                                                          5,027,403            1,970,361

OTHER COMPREHENSIVE INCOME (LOSS)
         Foreign currency translation gain                                             68,855                    -
                                                                            --------------------- --------------------

COMPREHENSIVE INCOME                                                        $       5,096,258     $      1,970,361
                                                                            ===================== ====================

Basic weighted average shares outstanding                                          15,268,000           15,268,000
                                                                            ===================== ====================

Basic earnings per share                                                    $            0.33     $           0.13
                                                                            ===================== ====================

Diluted weighted average shares outstanding                                        15,328,356           15,268,000
                                                                            ===================== ====================

Diluted earnings per share                                                  $            0.33     $           0.13
                                                                            ===================== ====================

The accompanying notes are an integral part of these condensed consolidated financial statements.

BODISEN BIOTECH, INC
(Formerly Stratabid.com, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                        Common Stock                      Accumulated
                                                             Additional   Other                      Retained     Total
                                  Number of                  paid in      Comprehensive  Statutory   earnings     stockholders'
                                  shares       Amount        capital      Gain           reserve     (deficit)    equity
                                  ------------ ------------- ------------ ------------- ----------- ------------- ----------------
Balance, January 1, 2003                1,500       $     1  $ 6,014,399   $      -     $   66,758     $ 316,054   $     6,397,212

Recapitalization on
reverse acquisition                15,266,500         1,526      (22,576)         -              -             -           (21,050)

                                  ------------ ------------- ------------ ------------- ----------- ------------- ----------------
Balance after
recapitalization                   15,268,000         1,527     5,991,823         -         66,758       316,054         6,376,162

Net income for the year
ended December 31, 2003                     -             -             -                        -     1,970,361         1,970,361

Allocation to statutory
reserve                                     -             -             -                  197,036      (197,036)                -

                                  ------------ ------------- ------------ ------------- ----------- ------------- ----------------
Balance, December 31, 2003         15,268,000         1,527     5,991,823         -        263,794     2,089,379         8,346,523

Foreign currency translation
adjustments                                 -             -             -    68,855              -             -            68,855

Net income for the year ended
December 31, 2004                           -             -             -         -              -     5,027,403         5,027,403

Allocation to statutory reserve             -             -             -         -        754,110      (754,110)                -

                                  ------------ ------------- ------------ ------------- ----------- ------------- ----------------
Balance, December 31, 2004         15,268,000  $      1,527  $  5,991,823  $  68,855    $1,017,905    $6,362,671   $    13,442,781
                                  ============ ============= ============ ============= =========== ============= ================

The accompanying notes are an integral part of these condensed consolidated financial statements.

BODISEN BIOTECH, INC.
(Formerly Stratabid.com, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                              2004              2003
                                                                                        ----------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net Income                                                                     $    5,027,403    $    1,970,361
         Adjustments  to  reconcile  net income to net cash  provided by operating activities:
                  Depreciation and amortization                                                302,803           247,958
                  (Increase)/decrease in current assets
                             Accounts receivable                                            (3,166,143)          249,086
                             Advances to suppliers                                           1,178,306          (270,645)
                             Inventory                                                          51,612            81,538
                             Other assets                                                      (48,736)                -
                  Increase/(decrease) in current liabilities:
                             Accounts payable                                               (1,521,819)          535,186
                             Unearned revenue                                                  (15,888)         (586,087)
                             Other payables                                                    (35,350)          (67,122)
                             Accrued expenses                                                  196,031            75,753
                                                                                        ----------------- ---------------
         Net cash provided by operating activities                                           1,968,219         2,236,028
                                                                                        ----------------- ---------------

Effect of exchange rate on cash                                                                 68,855

CASH FLOWS FROM INVESTING ACTIVITIES
                  Payment on loan receivable                                                  (968,000)                -
                  Acquisition of property & equipment                                         (435,814)         (133,653)
                  Additions to intangible assets                                                     -        (1,470,307)
                  Additions to work in progress                                             (1,374,322)           (4,877)
                                                                                        ----------------- ---------------
         Net cash used in investing activities                                              (2,778,136)       (1,608,837)
                                                                                        ----------------- ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
                  Proceeds from (payments on) loan                                            (111,900)        1,080,000
                  Issuance of subsidiary stock                                                       -         1,214,400
                  Dividend paid                                                                      -          (180,000)
                                                                                        ----------------- ---------------
         Net cash provided by (used in) financing activities                                  (111,900)        2,114,400
                                                                                        ----------------- ---------------

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                                            (852,962)        2,741,591

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                                                   2,974,773           233,182
                                                                                        ----------------- ---------------

CASH & CASH EQUIVALENTS, ENDING BALANCE                                                 $    2,121,811    $    2,974,773
                                                                                        ================= ===============

Notes to the Consolidated Financial Statements

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

     Yang Ling Bodisen Biology Science and Technology Development Company Limited ("BBST") was founded in the People's Republic of China on August 31, 2001. BBST, located in Yang Ling Agricultural High-Tech Industries Demonstration Zone, is primarily engaged in developing, manufacturing and selling pesticides and compound organic fertilizers in the People's Republic of China. Bodisen International, Inc. ("BII") is a Delaware Corporation, incorporated on November 19, 2003. BII was a non-operative holding company of BBST. On December 15, 2003, BII entered in to an agreement with all the shareholders of BBST to exchange all of the outstanding stock of BII for all the issued and outstanding stock of BBST. After the consummation of the agreement, the former shareholders of BBST own 1500 shares of common stock of BII, which represent 100% of BII's issued and outstanding shares. For U.S. Federal income tax purpose, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

     The exchange of shares with BBST has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the BBST obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of BBST, with BBST being treated as the continuing entity. The historical financial statements presented are those of BBST. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

     On February 24, 2004, BII consummated a merger agreement with Stratabid.com, Inc. ("Stratabid"), a Delaware corporation, to exchange 12,000,000 shares of Stratabid to the shareholders of BII, in which BII merged into Bodisen Holdings, Inc. (BHI), an acquisition subsidiary of Stratabid, with BHI being the surviving entity. As a part of the merger, Stratabid cancelled 3,000,000 shares of its issued and outstanding stock owned by its former president and declared a stock dividend of three shares on each share of its common stock outstanding for all stockholders on record as of February 27, 2004.

     Stratabid was incorporated in the State of Delaware on January 14, 2000 and before the merger, was a start-up stage Internet based commercial mortgage origination business based in Vancouver, BC, Canada.

     The exchange of shares with Stratabid has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of BII obtained control of Stratabid. On March 1, 2004, Stratabid was renamed Bodisen Biotech, Inc. (the "Company"). Accordingly, the merger of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

     The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term up to 9 to 12 months. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $185,301 as at December 31, 2004.

Advances to Suppliers

     The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $755,210 at December 31, 2004.

Inventories

     Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.

Loan Receivable

     On December 8, 2004, the Company entered in to an agreement to loan $968,000 to an unrelated party. The loan is unsecured, payable by December 7, 2005 and carries an interest rate of 8.7% per annum.

Property & Equipment & Capital Work in Progress

     Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles.

     On  December  31,  2004,   the  Company  has  "Capital  Work  in  Progress"
representing the construction in progress of the Company's manufacturing plant amounting $1,596,405.

Long-lived Assets

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for
Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS
144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 there were no significant impairments of its long-lived assets.

Intangible Assets

     Intangible assets consist of Rights to use land and Fertilizers proprietary technology rights. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Fair Value of Financial Instruments

     Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

     The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs

     The  Company   expenses  the  cost  of   advertising  as  incurred  or,  as
appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2004 and 2003 were insignificant.

Stock-based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No. 123.

Income Taxes

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company had been approved by the local tax bureau and the Yang Ling Agricultural High-Tech Industries Demonstration Zone. The Company is exempted from income tax through December 31, 2004.

Foreign Currency Transactions and Comprehensive Income (loss)

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. Translation gains of $68,855 at December 31, 2004 are classified as an item of other comprehensive income in the stockholders' equity section of the consolidated balance sheet. During the year ended December 31, 2004, comprehensive income in the consolidated statements of operation included translation gains of $68,855. The Company had insignificant translation gain in the year ended December 31, 2003.

Basic and Diluted Net Loss Per Share

     Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No. 15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows:

     In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.

Recent Pronouncements

     In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

     The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

     In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2005. The Company is in process of evaluating the impact of this pronouncements on its consolidated financial position, results of operations or cash flows.

     In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

     In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3.   PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BII and its wholly owned subsidiary, BBST. All significant inter-company accounts and transactions have been eliminated in consolidation. The acquisition of BII on February 24, 2004, has been accounted for as a purchase and treated as a reverse acquisition (note
1). The historical results for the year ended December 31, 2004 include both the Company (from the acquisition date) and BII and BBST (for full year) while the historical results for the year ended December 31, 2003 includes only BBST and BII.

4.   INTANGIBLE ASSETS

         Net intangible assets at December 31, 2004 were as follows:

              Rights to use land                          $   1,666,920
              Fertilizers proprietary technology rights
                                                                968,000
                                                          ---------------
                                                              2,634,920
              Less Accumulated amortization                    (435,281)
                                                          ---------------
                                                          $   2,199,639
                                                          ===============

The Company's office and manufacturing site is located in Yang Ling Agricultural High-Tech Industries Demonstration Zone in the province of Shaanxi, People's Republic of China. The Company leases land per a real estate contract with the government of People's Republic of China for a period from November 2001 through November 2051. Per the People's Republic of China's governmental regulations, the Government owns all land.

     During July 2003, the Company leased another parcel of land per a real estate contract with the government of the People's Republic of China for a period from July 2003 through June 2053.

     The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years. The "Rights to use land" is being amortized over 50 years period.

     The Company acquired Fluid and Compound Fertilizers proprietary technology rights with a life ending December 31, 2011. The Company is amortizing Fertilizers proprietary technology rights over a period of ten years.

     Amortization expense for the Company's intangible assets for the year ended December 31, 2004 and 2003 amounted to $130,181 and $109,401, respectively.

     Amortization expense for the Company's intangible assets over the next five fiscal years is estimated to be: 2005-$130,000, 2006-$130,000, 2007-$130,000,
2008-$130,000 and 2009-$130,000.

5.   SHORT TERM LOANS

     Short term loans consisted of the following at December 31, 2004:


       Note payable to bank,  interest rate;  6.51% per annum,
       payable quarterly,  maturity date; 5/30/05,  secured by
       assets of the Company.                                     $      544,500

       Note payable to bank,  interest rate;  6.05% per annum,
       payable quarterly,  maturity date; 10/28/05, secured by
       assets of the Company.                                            423,500

       Short  term  support  loan from the  Shanxi  Technology
       Bureau  of  the  Government  of  People's  Republic  of
       China,   interest  free;   secured  by  assets  of  the
       Company, due on demand.                                            12,100
                                                                  --------------
                                                                  $      980,100
                                                                  ==============

6.   SHAREHOLDERS' EQUITY

     On February 24, 2004, BII entered into a merger agreement with Stratabid.com, Inc. (Stratabid) to exchange 12,000,000 shares of Stratabid to the shareholders of BII (note 14). As a part of the merger, Stratabid cancelled 3,000,000 shares of its issued and outstanding stock owned by a majority shareholder and declared a stock dividend of three shares on each share of its common stock outstanding for all stockholders on record as of February 27, 2004, after the merger agreement. The Company has a total of 15,268,000 shares of common stock outstanding as of December 31, 2004.

7.    STOCK OPTIONS

     In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies' interim reporting period ending January 31, 2003.

     In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

     In 2004 the board of directors approved the creation of the 2004 Stock Option Plan. This plan provides for the grant of incentive stock options to employees, directors and consultants. Options issued under this plan will expire over a maximum term of five years from the date of grant.

     Pursuant to the Stock Option Plan, the Company granted 110,000 stock options to two Directors (55,000 options each) during the year ended December 31, 2004, of which 100,000 stock options was granted on June 4, 2004 and the balance of the 10,000 was granted on Dec. 28, 2004.

     On the first 100,000 stock options granted, 50,000 stock options vested immediately and 50,000 stock options became vested over 8 equal quarterly installments, with the first installment vesting at the end of the second quarter of 2004. The 10,000 stock options granted on Dec. 28, 2004 vested on Dec. 31, 2004.

     The option exercise price was $5 for the first 100,000 stock options which was the same as fair value of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options which was the same as fair value of the shares at the time of granting of the options.

     Following is a summary of the stock option activity:

                 Outstanding at December 31, 2003
                 Granted                                        110,000
                 Forfeited                                      0
                 Exercised                                      0
                 Outstanding at December 31, 2004               110,000
                                                                =======

     Following is a summary of the status of options outstanding at December 31, 2004:

                        Outstanding Options                  Exercisable Options
                        -------------------                  -------------------
                                      Average
                                      Remaining           Average                     Average
                                      Contractual         Exercise                    Exercise
Exercise Price        Number          Life                Price           Number      Price
--------------        ------          -----------         --------        ------      --------
$ 5.00                100,000         4.42                $ 5.00          68,750      $ 5.00
$ 5.80                10,000          4.99                $ 5.80          10,000      $ 5.80

For  options   granted   during  the  year  ended   December   31,   2004,   the
weighted-average fair value of such options was $1.92.

     The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

First 100,000 stock options granted on June 4, 2004
---------------------------------------------------
Risk-free interest rate                                             4.0%
Expected life of the options                                        5.00 years
Expected volatility                                                 35%
Expected dividend yield                                             0

Second 100,000 stock options granted on December 28, 2004
---------------------------------------------------------
Risk-free interest rate                                             4.0%
Expected life of the options                                        5.00 years
Expected volatility                                                 40%
Expected dividend yield                                             0

     Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for the year ended December 31, 2004 as follow ($ in thousands, except per share amounts):

Net Income - as reported                                        $   5,027
Stock-Based   employee   compensation   expense   included  in
reported net income, net of tax                                         -

Total stock-based employee
compensation expense determined
under fair-value-based method for all
rewards, net of tax                                                  (153)
                                                                ----------------
Pro forma net income                                            $   4,874
                                                                ================

Earnings per share:                      Year ended
                                         December 31, 2004
                                         -----------------

Basic, as reported                       $          0.33
Diluted, as reported                     $          0.33
Basic, pro forma                         $          0.32
Diluted, pro forma                       $          0.32

     The Company did not grant any option during year ended December 31, 2003.

8.   SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

     The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

     The Company paid $60,231 and $41,359 for interest and $0 for income tax during the year ended December 31, 2004 and 2003, respectively.

9.   EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan $80,761 and $55,813 for the year ended December 31, 2004 and 2003, respectively. The Company has recorded welfare payable of $175,758 at December 31, 2004.

10.  STATUTORY COMMON WELFARE FUND

     As stipulated  by the Company Law of the People's  Republic of China (PRC),
net  income  after  taxation  can  only  be   distributed  as  dividends   after
appropriation has been made for the following:

      (i) Making up cumulative prior years' losses, if any;

     (ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

    (iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

     (iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund in 2004. The amount included in the statutory reserve for the year ended December 31, 2004 amounted to $251,370.

11.  STATUTORY RESERVE

     In accordance with the Chinese Company Law, the company has allocated 10% of its annual net income, amounting $502,740 and $197,036 as statutory reserve for the year ended December 31, 2004 and 2003, respectively.

12.  FACTORY LOCATION AND LEASE COMMITMENTS

     BBST's principal executive offices are located at North Part of Xinquia Road, Yang Ling Agricultural High-Tech Industries Demonstration Zone Yang Ling, Shaanzi province, People's Republic of China. BBST owns two factories, which includes three production lines, an office building, one warehouse, and two research labs and, is located on 10,900 square meters of land. The rent of the office building is $121 a month from May 20, 2004 through May 20, 2005. BBST also leases warehouses in Yang Ling near the site of Bodisen's factories. The rent of the warehouses is $194 a month from January 2005 through May 2005. Total future commitment through June 30, 2005 amounts to $1,573.

     The Company has committed to pay $18,150 to an advertising agency for an advertising campaign, by October 2006.

13.  EARNINGS PER SHARE

     Earnings per share for year ended December 31, 2004 and 2003 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

     The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

                                                 For the year ended
                                                 December 31,
                                                 2003               2004
                                                 ------------------ ------------

Weighted average common shares outstanding       15,268,000         15,268,000

Effect of dilutive securities:
     Stock options                               -                      60,356
                                                 ----------------   ------------
Weighted average common shares
     outstanding and common share equivalents    15,268,000         15,328,356
                                                 ================   ============

14.  MERGER AGREEMENT

     On February 11, 2004, Stratabid entered into an Agreement and Plan of Merger with Bodisen Acquisition Corp., a Delaware corporation ("BAC") wholly-owned by Stratabid, Bodisen International, Inc., a Delaware corporation ("BII") and the shareholders of BII. BII has one 100% wholly-owned subsidiary in Shaanxi, China, Yang Ling Bodisen Biology Science and Technology Development Company Limited ("BBST"). Under the terms of the agreement, BAC acquired 100 percent of BII's stock in exchange for the issuance by Stratabid of three million shares of its common stock to the holders of BII. The new shares constitute approximately 79 percent of the outstanding shares of Stratabid, which changed its name to Bodisen Biotech, Inc. (the "Company"). The Agreement and Plan of Merger was closed on February 24, 2004.

     BII's Chairman of the Board was appointed the Company's Chief Executive Officer.

     At the Effective Time, by virtue of the Merger and without any action on the part of the BAC, BII or the BII Shareholders, the shares of capital stock of each of BII and the BAC were converted as follows:

     (a) Capital Stock of the BAC. Each issued and outstanding share of the BAC's capital stock continued to be issued and outstanding and was converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company (Bodisen Holdings, Inc.). Each stock certificate of the BAC evidencing ownership of any such shares continued to evidence ownership of such shares of capital stock of the Surviving Company.

     (b) Conversion of BII Shares. Each BII Share that was issued and outstanding at the Effective Time was automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in the Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of BII Shares outstanding immediately prior to Closing. All such BII Shares, so converted, were no longer outstanding and were automatically cancelled and retired and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefore upon the surrender of such certificate in accordance with the Agreement.

     (c) Within thirty (30) days from the Closing Date, Stratabid was required to sell its business operations, as they exist immediately prior to the Closing, to Derek Wasson, former president. In consideration of the sale, Mr. Wasson returned 750,000 Common Shares to Stratabid for cancellation. In addition, Mr. Wasson forgave all indebtedness owed by Stratabid to Mr. Wasson. Other than indebtedness of BII, Stratabid had no indebtedness or other liability of any kind or nature after the sale of the business to Mr. Wasson, save and except for liabilities incurred in connection with the Merger.

15.  CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     Four vendors provided 70% of the Company's raw materials for the year ended December 31, 2004 and three vendors provided 51% of the Company's raw materials for the year ended December 31, 2003. The payable balance for these parties amounted to $53,098 and $241,078 at December 31, 2004 and 2003, respectively.

     The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

16.  RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the year ended December 31, 2004 presentation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company has not had any changes in or disagreements with its independent accountants.

                                     PART II


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DISCLOSURE  OF  COMMISSION   POSITION  OF  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

     Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

     (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

     (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of the estimated expenses to be incurred, all of which will be paid by the Registrant, in connection with the preparation and filing of this Registration Statement.

                  ITEM                                     AMOUNT
                  ----                                     ------
         SEC Registration Fee                             $ 735.88
         Legal Fees                                       8,000.00
         Printing and Engraving Costs                     1,000.00
         Miscellaneous                                      264.12

         Total                                          $10,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The Company has sold the following securities within the past three years that were not registered under the Securities Act of 1933:

     On February 24, 2004, the Company issued 3.0 million shares of its Common Stock to the stockholders of Bodisen International, Inc., in connection with the acquisition of the Company's current sole operating subsidiary, Yang Ling Bodisen Biology Science and Technology Development Company Limited. See Item 1, "Description of Business, Introduction and Background," above. The sale was effective pursuant to a private placement under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended.

     On March 16, 2005, pursuant to a private placement under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, the Company received $3.0 million and issued (i) a one year 9% convertible debenture at an initial conversion price of $4.80 per share of common stock (subject to adjustment in the event of certain dilutive stocks issues) and (ii) a three year warrant to purchase 187,500 shares of common stock exercisable at an initial price of $4.80 per share (subject to adjustment in the event of certain dilutive stock issues). Additionally, a three year warrant to purchase 40,000 shares of common stock exercisable at $6.88 per share was issued, as a part of the brokers' commission. In connection with the offering, the Company entered into a registration rights agreement with the investor and agreed to file a registration statement with the Securities and Exchange Commission ("Commission") for the resale of the common stock issuable upon conversion of the debenture and the exercise of the warrant within forty five (45) days of the closing date.

     Pursuant to the Company's Stock Option Plan, the Company granted 110,000 stock options to David Gatton and Patrick McManus in 2004, each a director of the Company. Messrs. Gatton and McManus were each granted 50,000 stock options on June 4, 2004, 25,000 vested immediately and the remaining 25,000 vest over 8 equal quarterly installments, where the first installment vested at the end of the second quarter 2004. In addition to the 50,000 options, Messrs. Gatton and McManus were each granted 5,000 options on December 28, 2004 which vested on December 31, 2004. The option exercise price was $5.00 for the first 100,000 stock options, which was the same as the market price of the shares at the time of granting of the options. The option exercise price was $5.80 for the second 10,000 stock options, which was the same as the market price of the shares at the time of granting of the options.

                                        Equity Compensation Plan Information       Number of securities remaining
        Plan category          Number of securities to be    Weighted-average       available for future issuance
                                 issued upon exercise of     exercise price of     under equity compensation plans
                                  outstanding options,     outstanding options,  (excluding securities reflected in
                                   warrants and rights      warrants and rights              column (a)
                                           (a)                      (b)                          (c)
Equity compensation plans                  N/A                      N/A                          N/A
approved by security holders

Equity compensation plans not            110,000                   $5.07                       890,000
approved by security holders

Total                                    110,000                                               890,000

ITEM 27.   EXHIBITS

Exhibit Number   Description
-------------- -----------------------------------------------------------------
3.1            Certificate of Incorporation of the Company

3.2            Amendment  to  Certificate  of   Incorporation  of  the  Company,
               changing name to Bodisen Biotech, Inc.

3.3            By-Laws of the the Company

4.1            Form of Debenture issued March 16, 2005

5.1            Opinion of Reed Smith LLP

10.1 Loan Agreement, dated as of September 28, 2003, between the Company and Xianyang City Commercial Bank

10.2           Bodisen Biotech, Inc. 2004 Stock Option Plan

10.3           Form of Bodisen Biotech, Inc. Nonstatutory Stock Option Agreement

10.4 Securities Subscription Agreement dated March 16, 2005 between the Company and Amulet Limited

10.5 Registration Rights Agreement dated March 16, 2005 between the Company and Amulet Limited

10.6           Form of Common Stock Warrant issued March 16, 2005

21.1           Schedule of Subsidiaries

23.1           Consent of Karbani & Company, Inc.

23.2           Consent of Reed Smith LLP (Included in Exhibit 5.1)


ITEM 28.    UNDERTAKINGS

(a)  We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          In addition, we hereby undertake:

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the North Part of Xinquia Road, Yang Ling AG, High-Tech Industries Demonstration Zone, Yang Ling, China on April 21, 2005.

                                              Bodisen Biotech, Inc.

                                              By:/s/ Wang Qiong
                                                 ---------------
                                              Name: Wang Qiong
                                              Title: Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


           /s/ Wang Qiong
           --------------
 Name:     Wang Qiong
 Title:    Chief Executive Officer
 Date:     May 9, 2005

           /s/ Chen Bo
           ------------
           Chen Bo
 Title:    President
 Date :    May 9, 2005


            /s/ Shuiwang Wei
            ----------------
 Name      Shuiwang Wei
 Title     Chief Financial Officer
           (Principal Acounting Officer)
 Date      May 9, 2005

           /s/Patrick McManus
           ------------------
Name:      Patrick McManus
Title:     Director
Date:      May 9, 2005

           /s/ David Gatton
           -----------------
Name:      David Gatton
Title:     Director
Date:      May 9, 2005

          /s/ Weirui Wan
          --------------
Name:     Weirui Wan
Title:    Director
Date:     Mar 9, 2005
                                       34

                                  EXHIBIT INDEX

Exhibit Number       Description                                           Method of Filing
--------------       -----------                                           ----------------
3.1                  Certificate of Incorporation of the                   Filed as Exhibit 3.1 to the registration
                     Company                                               statement on Form SB-2 filed with the
                                                                           Commission on September 3, 2002 and
                                                                           incorporated herein by reference.

3.2                  Amendment to Certificate of                           Filed as Exhibit 3.2 to the annual report
                     Incorporation of the Company, changing                on Form 10-KSB filed with the Commission
                     name to Bodisen Biotech, Inc.                         on March 30, 2004 and incorporated herein
                                                                           by reference.

3.3                  By-Laws of the of the Company                         Filed as Exhibit 3.2 to the registration
                                                                           statement on Form SB-2 filed with the
                                                                           Commission on September 3, 2002 and
                                                                           incorporated herein by reference.

4.1                  Form of Debenture issued March 16, 2005               Previously filed as Exhibit 4.1 to this
                                                                           Registration Statement on Form SB-2,
                                                                           Filed No 333-124272, date May 4, 2005.

5.1                  Opinion of Reed Smith LLP                             Previously filed as Exhibit 5.1 to this
                                                                           Registration Statement on Form SB-2,
                                                                           Filed No 333-124272, dated May 4, 2005.

10.1                 Loan Agreement, dated as of September                 Filed as Exhibit 10.2 to the annual
                     28, 2003, between the Company and                     report on Form 10-KSB filed with the
                     Xianyang City Commercial Bank                         Commission on March 30, 2004 and
                                                                           incorporated herein by reference.

10.2                 Bodisen Biotech, Inc. 2004 Stock Option               Filed as Exhibit 10.2 to the annual
                     Plan                                                  report on Form 10-KSB filed with the
                                                                           Commission on March 31, 2005.

10.3                 Form of Bodisen Biotech, Inc.                         Filed as Exhibit 10.3 to the annual
                     Nonstatutory Stock Option Agreement                   report on Form 10-KSB filed with the
                                                                           Commission on March 31, 2005.

10.4                 Securities Subscription Agreement dated               Previously filed as Exhibit 10.4 to this
                     March 16, 2005 between the Company and                Registration Statement on Form SB-2,
                     Amulet Limited                                        Filed No 333-124272, dated May 4, 2005.



10.5                 Registration Rights Agreement dated                   Previously filed as Exhibit 10.5 to this
                     March 16, 2005 between the Company and                Registration Statement on Form SB-2,
                     Amulet Limited                                        Filed No 333-124272, dated May 4, 2005.




                                       35

10.6                 Form of Common Stock Warrant issued                   Previously filed as Exhibit 10.6  to this
                     March 16, 2005                                        Registration Statement on Form SB-2,
                                                                           Filed No 333-124272, dated May 4, 2005.

21.1                 Schedule of Subsidiaries                              Filed as Exhibit 21.1 to the annual
                                                                           report on Form 10-KSB filed with the
                                                                           Commission on March 31, 2005.

23.1                 Consent of Karbani & Company, Inc.                    Filed herewith as Exhibit 23.1

23.2                 Consent of Reed Smith LLP                             Previously filed as Exhibit  5.1 to this
                                                                           Registration Statement on Form SB-2,
                                                                           Filed No 333-124272, dated May 4, 2005.



                                       36